June 13, 2022

First Trust Exchange-Traded Fund III

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund III (the “Trust”).

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the above-referenced Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

  /s/ James M Dykas

James M Dykas
Chief Financial Officer and Managing Director

Agreed and Acknowledged:

First Trust Exchange-Traded Fund III

  /s/ Donald P. Swade

Donald P. Swade

Chief Financial Officer and Treasurer

Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund III

10/31

First Trust Preferred Securities and Income ETF	2/28/2024
First Trust Managed Municipal ETF	2/28/2024
First Trust Long/Short Equity ETF	2/28/2024
First Trust Emerging Markets Local Currency Bond ETF	2/28/2024
First Trust RiverFront Dynamic Europe ETF	2/28/2024
First Trust RiverFront Dynamic Emerging Markets ETF	2/28/2024
First Trust RiverFront Dynamic Developed International ETF	2/28/2024
First Trust Institutional Preferred Securities and Income ETF	2/28/2024

7/31

First Trust Horizon Managed Volatility Domestic ETF	11/30/2023
First Trust Horizon Managed Volatility Developed International ETF	11/30/2023
First Trust California Municipal High Income ETF	11/30/2023
First Trust Municipal High Income ETF	11/30/2023
First Trust Short Duration Managed Municipal ETF	11/30/2023
First Trust Ultra Short Duration Municipal ETF	11/30/2023
First Trust Merger Arbitrage ETF	11/30/2023
First Trust Horizon Managed Volatility Small/Mid ETF	11/30/2023
First Trust New York Municipal High Income ETF	11/30/2023